Exhibit 99.1

NEWS RELEASE

TimkenSteel Management Team Discusses

Business Strategy and Outlook at Investor Meeting

•	Presentations highlight TimkenSteel’s niche focus on special bar quality (SBQ) steel, seamless mechanical tubing and value-added supply chain services

•	Planned spinoff from The Timken Company expects growth to come from product innovation, expanding markets, organic investments and potential acquisitions

•	Issues guidance for 2014 including expected revenue growth of 20-25% over 2013

CANTON, Ohio: June 19, 2014 — Today, members of the executive management team of TimkenSteel Corporation are hosting an investor meeting to share their vision and value-creation strategy for the company in advance of its planned spinoff from The Timken Company (NYSE: TKR).

Speakers will include Ward J. “Tim” Timken, Jr., chairman, CEO and president; Tom Moline, executive vice president, manufacturing; Shawn Seanor, executive vice president, energy and distribution; Bob Keeler, executive vice president, industrial and mobile; and Chris Holding, executive vice president and chief financial officer. The event is live in New York City with a webcast available at investors.timkensteel.com.

TimkenSteel focuses on special bar quality (SBQ) steel and seamless mechanical tubing – high-end alloy steel designed for demanding applications in smaller, but more profitable, niches within the overall market. These products as well as its value-added supply chain solutions are tailored for each customer need. Tim Timken will discuss how TimkenSteel’s unique business model differentiates the company from its competitors and includes: a problem-solving culture that delivers tailored solutions; a target of demanding applications that require unique product and process capabilities; continuous innovation creating ongoing opportunity; and a focus on end markets and customers to produce profitable growth.

“We focus on customizing SBQ solutions for the most demanding applications that endure high temperature, stress, torque or corrosion. That’s where we deliver the most value,” Timken said. “It

TimkenSteel Corporation

1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706

Media Contact: Elaine Russell Reolfi	Investor Contact: Tina Beskid
P 330.471.7760	P 330.471.5621
news@timkensteel.com	ir@timkensteel.com

all begins with our people. We have a problem-solving culture geared toward addressing these tough challenges, whether they’re five miles under the ocean’s surface drilling through corrosive environments, or 200 feet in the air inside a 40,000 pound wind turbine, facing extreme conditions. As a result of our innovation and expertise, 30% of our product offerings were introduced within just the past five years.”

Growth opportunities will stem from the company’s continued focus on product innovation, expansion of its core business and new investments.

“We also see growth opportunities from our recent capital investments, which expand our capabilities to serve our target markets,” Timken said. “We’ll also continue to evaluate acquisitions that leverage our base business.”

Business Outlook

TimkenSteel leaders project revenue to increase by 20-25% for full year 2014 over the Timken Company’s Steel Segment’s 2013 revenue, driven by strong demand in the energy and industrial sectors. In addition, management expects that the strength of the balance sheet will enable the company to grow the business, consider share repurchases and take additional steps to generate value for shareholders. The company is targeting a dividend payout ratio of 20-30%, and expects an initial quarterly dividend of $0.13 to $0.15 per share, subject to board approval.

Additional guidance includes:

•	Targeted debt/EBITDA of 1.5x to 2.0 times,

•	Full-year 2014 expected capital expenditures of $165 million to $175 million, and

•	Expected 2015 incremental stand-alone costs to be $40 million to $45 million, including costs transferred from The Timken Company.

Transaction Details

On June 30, 2014, one share of TimkenSteel common stock will be distributed for every two shares of The Timken Company common stock held by Timken shareholders of record as of June 23, 2014. TimkenSteel shares have begun to trade on the New York Stock Exchange under the ticker symbol of TMST on a “when issued basis,” and “regular way trading” will begin on July 1, 2014 when the securities will be issued.

TimkenSteel Corporation

1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706

Media Contact: Elaine Russell Reolfi	Investor Contact: Tina Beskid
P 330.471.7760	P 330.471.5621
news@timkensteel.com	ir@timkensteel.com

About TimkenSteel Corporation

TimkenSteel Corporation (timkensteel.com), a Timken Company subsidiary, will become an independent publicly traded company upon its spinoff on June 30 and thereafter trade under the symbol TMST on the New York Stock Exchange. TimkenSteel creates tailored steel products and services for demanding applications, helping customers push the bounds of what’s possible within their industries. The company reaches around the world in its customers’ products and is a leader in North America in large alloy steel bars (6”+) and seamless mechanical tubing made of its special bar quality steel, as well as supply chain and steel services. Operating from six countries, TimkenSteel posted sales of $1.4 billion in 2013, as a segment of The Timken Company.

Certain statements in this news release (including statements regarding the spinoff and the opportunities and prospects of each independent business) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The companies caution that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors such as each company’s ability to realize the expected benefits of the proposed spinoff, along with other factors discussed in each company’s filings with the Securities and Exchange Commission. Except as required by the federal securities laws, the companies undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TimkenSteel Corporation

1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706

Media Contact: Elaine Russell Reolfi	Investor Contact: Tina Beskid
P 330.471.7760	P 330.471.5621
news@timkensteel.com	ir@timkensteel.com